RESIDENTIAL ACCREDIT LOANS, INC.
                                     Company

                         RESIDENTIAL FUNDING CORPORATION
                                 Master Servicer

                 Mortgage Asset-Backed Pass-Through Certificates
                                 Series 1997-QS6
                   $2,654,400.00 7.50% Class M-1 Certificates
                   $1,061,700.00 7.50% Class M-2 Certificates
                      $690,100.00 7.50% Class M-3 Certificates


                        Supplement dated August 12, 1997
                                       to
                    Prospectus Supplement dated June 24, 1997
                                       and
                        Prospectus dated August 22, 1996



         The Class M-1 Certificates, the Class M-2 Certificates and the Class M-3 Certificates (collectively, the "Class M Certificates") will be purchased from the Company by Salomon Brothers Inc (the "Underwriter"), pursuant to an Underwriting Agreement (the "Underwriting Agreement") among the Company, the Master Servicer and the Underwriter. The proceeds to the Company from the sale of the Class M Certificates will be equal to $4,446,251.24 net of adjustment in principal in respect of the first Distribution Date and any expenses payable by the Company.

         The Underwriter intends to offer the Class M Certificates from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The Underwriter may effect such transactions by selling the Class M Certificates to or through dealers. In connection with the purchase and sale of the Class M Certificates, the Underwriter and any dealers that may participate with the Underwriter in such resale of the Class M Certificates may


                        (continued on the following page)

     THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE PROSPECTUS AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE READ IN CONJUNCTION THEREWITH.

                              SALOMON BROTHERS INC





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be  deemed  to have  received  compensation  from  the  Company  in the  form of discounts or commissions or, in the case of such dealers,  compensation from the
Underwriter  in  the  form  of  discounts,   concessions  or  commissions.   The
Underwriter and any dealers that participate with the Underwriter in the distribution of the Class M Certificates may be deemed to be underwriters and any profit on the resale of the Class M Certificates positioned by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain civil liabilities under the Securities Act of 1933, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M Certificates. There can be no assurance that any such secondary market will develop, or if it does develop, that it will continue.

UNTIL NOVEMBER 10, 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS M CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT AND THIS SUPPLEMENT). THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.




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